Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement"), effective as of the 18th day of May, 2006 (the "Date of Employment"), is entered into by and between Park InfusionCare, L.P., a Texas limited partnership, with its principal place of business in Dallas, Dallas County, Texas ("Employer"), and Scott R. Holtmyer, a resident of Jefferson County, Texas ("Employee").

W I T N E S S E T H:

WHEREAS, Employer is a limited partnership which owns and operates an infusion pharmacy business whose principal office is located at 16250 Dallas Parkway, in the City of Dallas, Dallas County, Texas (the "Business");

WHEREAS, Employer now desires to employ Employee as the Vice President in charge of all infusion pharmacy operations of Employer; and

WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged and confessed, the parties hereto agree as follows:

ARTICLE I

EMPLOYMENT

Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer, as herein set forth, for the "Term of Employment" (as that term is hereinafter defined).

ARTICLE II

DUTIES OF EMPLOYEE

During the Term of Employment, Employee shall, serve as Vice President of infusion pharmacy operations in charge of supervising all operations of the infusion pharmacy business of Employer. Employee will also, subject to the direction and instructions of the Board of Directors of Employer and the chief executive officer of Employer, satisfy the requirements and perform the functions and duties set forth in this Agreement. Such functions and duties shall include, without limitation:

2.1	devoting Employee's full professional time, attention, and energy to the business of Employer as Employer shall reasonably determine will satisfactorily accomplish the purposes of this Agreement;

2.2
providing reasonable professional direction and supervision of the infusion pharmacy personnel of Employer, including providing Employer with advice and assistance in the hiring, evaluation, promotion, and firing of such personnel;

2.3	assisting Employer in the development of policies and procedures for the infusion pharmacy business and keeping such business in compliance with all such policies and procedures;

2.4	doing all things reasonably necessary or desirable to maintain and improve his skills as a manager;

2.5
using Employee's reasonable efforts to promote and support the interests (business and otherwise) of Employer, including but not limited to participating as requested by Employer in marketing activities and efforts;

2.6	assisting the Employer in marketing and developing marketing plans and procedures to expand sales of the products and services of the infusion pharmacy business to both existing and new customers;

2.7
keeping and maintaining (or causing to be kept and maintained) appropriate records relating to the Business of the Employer and attending to correspondence, reports, and other record keeping requirements associated with Employee's duties with Employer;

2.8	taking reasonable efforts to see that the Employer complies with all state, federal, and local laws, rules, and regulations applicable to the Business of the Employer;

2.9	complying in all respects with the rules, policies, and procedures of Employer;

2.10	abiding by any reasonable schedule of hours formulated by Employer;

2.11
at the request or with the consent of Employer, attending conventions and seminars, participating in professional societies the cost of which will be paid by Employer, and doing all things reasonably desirable to maintain and improve his professional skills;

2.12	cooperating with other employees and officers of Employer in all reasonable manners; and

2.13	performing in a diligent and timely manner such duties as set forth herein and such other duties as Employer and Employee may, from time to time, agree.

Employee agrees to observe and comply with the reasonable rules and regulations of Employer and the Business as adopted from time to time. Employee shall not engage in any business or other activity that hinders in any way Employee's ability to serve as the Vice President of Infusion of the infusion pharmacy business of Employer. Employee shall perform his duties hereunder from offices located in the City of Beaumont, Jefferson County, Texas, but will travel on a regular basis to Houston, Dallas, San Antonio, and any other cities in which branches of the Business are located.

ARTICLE III

COMPENSATION AND PROFESSIONAL FEES

3.1  Compensation During Term of Employment. As compensation for Employee's services hereunder during the Term of Employment, and in consideration of Employee's agreement contained herein, Employer shall pay Employee an annual base salary of $165,000.00 paid in accordance with Employer's normal pay schedules on a semi-monthly basis, with appropriate taxes and withholdings deducted therefrom as required of or by Employer. In addition, Employee shall receive a bonus ("EBITDA Bonus") each calendar year based on the earnings before federal income taxes, any state taxes based on income or receipts, depreciation and amortization of the Employer ("EBITDA"). If EBITDA in any calendar year during the term of this Agreement is five percent (5.0%) or more but less than ten percent (10%) of the gross revenues of the Employer for such calendar year, Employer shall pay Employee a bonus equal to ten percent (10.0%) of Employee's base salary for such calendar year and if EBITDA for any calendar year during the term of this Agreement is equal to or more than ten percent (10%) of gross revenues of the Employer for such calendar year, Employer shall pay Employee a bonus equal to twenty percent (20%) of Employee's base salary for such calendar year. Such cash bonuses, if any, will be paid prior to March 31 of the year following each calendar year during the term of this Agreement. Notwithstanding the above, Employee shall only be entitled to such cash bonus if he is employed at the end of such calendar year and through the earlier of (i) the date the bonus is paid, or (ii) March 31 of the year following the calendar year for which such bonus is calculated.

3.2  Equity Bonus and Severance. The Employer and Employee agree that the current net value of the business of Employer is $3,600,000.00. Upon a Change of Control (as defined below) which occurs either (i) while Employee is an employee or (ii) within one hundred eighty (180) days after Employee's employment is terminated pursuant to Section 4.2.5, then Employer shall pay to Employee twenty percent (20%) of the amount by which the total consideration received by Employer for sale or exchange of its assets or the equity owners of Employer receive for the sale or exchange of their equity ownership interest exceeds $3,600,000.00 (the "Equity Bonus"). The Equity Bonus shall be paid by Employer to Employee within thirty (30) days after such Change of Control is effected. As used in this Article III the following definitions shall apply:

(a)  "Change of Control" means, the occurrence at any time after the date hereof of (i) any Person or Group of Persons becoming for the first time the owner, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of equity of the Employer, other than as a result of a transfer or series of transfers between Parent and/or one or more Subsidiaries and shall exclude any transfers of equity or changes in control of Parent; (ii) a merger or consolidation of the Employer with or into another Person or the merger of another Person into the Employer as a consequence of which Parent and/or one or more Subsidiaries do not own or control either directly or indirectly a majority of the equity of the Employer (or, if applicable, the surviving Person of such merger or consolidation) after the consummation of such merger or consolidation; or (iii) the sale of all or substantially all of the assets of the Employer to any Person or Group of Persons (other than to the Parent and/or one or more Subsidiaries).

(b)  "Group" means a "group" as such term is used in Section 13(d)(3) of the Exchange Act.

(c)  "Parent" means Ascendant Solutions, Inc., a Delaware corporation.

(d)  "Person" means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, or any other entity.

(e)  "Subsidiary" means any Person in any unbroken chain of Persons beginning with the Parent if, each of the Persons (other than the last Person in the unbroken chain) owns stock (or other equity interests) possessing 50% or more of the total combined voting power of all classes of stock (or other equity interests) in one of the other Persons in such chain.

In addition, following the Change of Control, if the new owner (if any) of Employer or the transferred assets of Employer does not hire Employee as an employee in a comparable position with the same or similar responsibilities and at a base salary equal to or in excess of the base salary of Employee at the time of such Change of Control, then Employer shall pay to Employee as severance pay hereunder a sum equal to one (1) year's base salary then in effect payable on the funding of such Change of Control.

3.3  Benefits. Employer shall provide Employee with the following benefits during the Term of Employment:

(a)  Employer will reimburse Employee for the cost of a cellular telephone for use by Employee for Employer's business purposes and will reimburse Employee for all bills for such telephone.

(b)  Employer will provide health insurance, medical and hospital treatment benefits for Employee at Employer's expense with such medical and hospital treatment program (whether through insurance, a preferred provider organization, health maintenance organization, or other type of benefits) as the Employer may from time to time have in effect for its other employees. Employer may cover Employee's spouse and other dependents at Employee's own expense through payroll deductions on such basis as such health benefits then in effect allow.

(c)  Employee shall be entitled to participate in such pension or retirement plans, if any, as the Employer may from time to time offer to its other employees on the same basis as the other employees of Employer.

(d)  Employee shall be paid a car allowance of $500.00 per month during the term of this Agreement.

3.4  Section 409A. To the extent (i) any payments to which Employee becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Employee's termination of employment with Employer constitute deferred compensation subject to Section 409A of the Code, and (ii) Employee is deemed at the time of such termination of employment to be a "specified employee" under Section 409A of the Code, then such payment or payments shall not be made or commence until the earliest of (x) the expiration of the six (6) month period measured from the date of Employee's "separation from service" (as such term is defined in Proposed Treasury Regulations under Section 409A of the Code and any successor thereto) with Employer; (y) the date Employee becomes "disabled" (as defined in Section 409A of the Code); and (z) the date of Employee's death following such separation from service. During any period that payment or payments to Employee are deferred pursuant to the foregoing, Employee shall be entitled to interest on the deferred payment or payments at a per annum rate equal to the highest rate of interest applicable to six (6) month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such "separation from service." Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this section (together with accrued interest thereon) shall be paid to Employee or Employee's beneficiary in one lump sum. Notwithstanding anything to the contrary, any delay in making a payment pursuant to this section shall not otherwise affect the obligation of Employer to ultimately make such payment to Employee.

ARTICLE IV

TERM AND TERMINATION

4.1  Term of Employment. As used herein, "Term of Employment" shall mean the period commencing and effective date of this Agreement, and ending twelve (12) full calendar months thereafter unless earlier terminated as provided herein. This Agreement shall be automatically renewed for successive one year periods after the initial year term of this Agreement, unless terminated as provided herein, or unless prior to the expiration of the initial term of this Agreement or any renewed term, Employee or the Employer provides at least thirty (30) days prior written notice to the other of such party’s desire not to continue the employment relationship (the term, as so extended or earlier terminated, is referred to herein as the “Term”).

4.2  Termination.This Agreement shall terminate upon the first to occur of the following each of which shall constitute good cause for termination of this Agreement:

4.2.1  Death or Military Service of Employee. Upon the date of death of Employee or the date Employee voluntarily enlists into active military service;

4.2.2  Disability of Employee. Unless Employer agrees otherwise in writing, upon the inability of Employee to perform fully Employee's duties hereunder, whether by reason of injury or illness (physical or mental), incapacitating Employee either for a continuous period exceeding one hundred twenty (120) calendar days, or for a noncontinuous period exceeding one hundred eighty (180) calendar days during any twelve (12) calendar month period, excluding any leaves of absence approved in writing by Employer. In connection herewith, Employer shall have the right to have Employee examined at such reasonable time or times by such physicians as Employer and Employee agree upon (if Employer and Employee fail to agree upon a physician to conduct such examination, Employer and Employee shall each designate a physician and the designated physicians shall appoint a third physician to conduct the examination), and Employee will reasonably cooperate with such physician to be available for and submit to such examination;

4.2.3  Immediate Termination. On the revocation, termination, or suspension by any governmental entity of any professional license held by Employee and required to perform Employee's services hereunder for any cause, on the commission of any crime by Employee involving moral turpitude, on Employee's embezzling any funds or property of Employer or committing any other dishonest act towards Employer, on the Employer determining that the Employee was under the influence of alcohol or illegal drugs during working hours, or Employee refusing to obey a supervisor's order or request, or on Employee's abusive or aggressive behavior towards other employees or customers of Employer.

4.2.4  Material Breach and Other Good Cause for Termination. Either party hereto may upon the other party's material breach of this Agreement which remains uncorrected for thirty (30) days following written notice of said breach to the breaching party, terminate this Agreement on written notice to the other.

4.2.5  Termination by Employer Without Cause. Employer may terminate Employee's employment under this Agreement without any cause whatsoever by giving Employee thirty (30) days' written notice or, at the election of Employer, immediate notice and the payment in lieu of notice of an amount equal to his base salary for the previous thirty (30) days, at the time set forth therein plus, if such termination is made pursuant to this Section 4.2.5, an amount equal to the greater of (i) the base salary that would be payable to Employee from and after such 30-day period through the remainder of the Term of the Agreement (which shall not exceed eleven (11) months); or (ii) the base salary that would be payable to Employee from and after such 30-day period for another ninety (90) days, in equal installments as provided in Section 3.1.

4.3  Effect of Termination. In the event of termination of this Agreement, Employer shall no longer be obligated to make any further payments hereunder or otherwise. Subject to the provisions hereof, in the event of such termination, any monies earned hereunder by, but not yet paid to, Employee shall be paid by Employer to Employee or Employee's surviving spouse, if any, or if none, to Employee's estate, and Employee or Employee's surviving spouse or estate shall pay any amount or amounts then owed by Employee to Employer, and Employee shall immediately and peacefully depart from any premises controlled by Employer, all without prejudice to any other rights or remedies of Employer available at law or equity.

ARTICLE V

VACATION AND LEAVE; BUSINESS EXPENSES

5.1  Vacation. Employee will be entitled to vacation, holidays, and continuing education leave and expense reimbursement as follows:

(a)  The Employee shall be entitled to the standard holidays recognized by Employer that other employees receive and may work up to two (2) of such holidays and take off two (2) days of compensating time.

(b)  The Employee shall be entitled to three (3) weeks (including 15 working days) annually for vacation as well as two (2) days of personal leave each year.

(c)  The Employee shall be entitled to attend continuing education seminars, or professional conventions, during the year at the expense of Employer as approved in advance by Employer and all expenses incurred in connection with such attendance shall be the responsibility of Employer, but Employee shall allow leave for attending such continuing education which shall not be counted against vacation time or personal or sick leave.

(d)  The Employee shall be entitled to compensated and uncompensated sick time in accordance with Employee's policy from time to time in effect.

(e)  Vacation time and personal leave and sick leave shall not be carried over or accumulated from year to year but must be taken in each calendar year granted by Employer or shall be lost and waived by Employee.

5.2  Employee Business Expenses. Employee is encouraged and expected, and from time to time as may be reasonably requested by Employer, to promote the business of Employer. In conjunction with such requests, Employer anticipates that Employee will incur expenses for travel, entertainment, professional advancement, and community service. Employee will be reimbursed for expenses he incurs on behalf of Employer, as long as such expenses are reasonable and necessary.

ARTICLE VI

RECORDS AND EMPLOYEES

6.1  Records of Employer. Employee acknowledges that any papers, records, customer lists, files, or other documents or copies thereof or other confidential information of any kind pertaining to Employer's business, sales, financial condition, products, or other activities, including any copies, worksheets, or extracts from any of the above, belong to and will remain the property of Employer. Employee further agrees that should Employee leave the active service of Employer, Employee will neither take nor retain any property of Employer without prior written authorization from Employer. Employee covenants and agrees that for a period beginning on the date hereof and ending one (1) year after the date of termination of Employee's employment with Employer (whether voluntary or involuntary), Employee shall not continue or commence to: either directly or indirectly for his own behalf or on behalf of any Person (as defined in Article III) solicit for employment or solicit to provide services in any other capacity or employ or otherwise contract for services for any person employed by or who provides services in any other capacity to Employer at any time during the twelve (12) month period immediately preceding the termination of Employee's employment.
ARTICLE VII

ADDITIONAL PROVISIONS

7.1  Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties, except as may be specifically provided to the contrary; provided, however, at the request of Employer, Employee shall execute such additional instruments and take such additional acts as Employer may deem necessary to effectuate this Agreement.

7.2  Legal Fees and Costs. In the event that either party hereto shall incur attorneys' fees and expenses to enforce the terms and provisions of this Agreement, the party who shall prevail in the enforcement of the terms and provisions hereof shall be entitled to recover its attorneys' fees and expenses from the other party hereto.

7.3  Choice of Law and Venue. This Agreement shall be governed by the laws of the State of Texas and shall be performable in Dallas County, Texas, and venue for any litigation regarding this Agreement shall be in the state or federal courts of Dallas County, Texas.

7.4  Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns; provided, however, that Employee may not assign this Agreement or any or all of Employee's rights or obligations hereunder without the prior written consent of the Employer.

7.5  Waiver of Breach. The waiver by Employer of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver by Employer of any subsequent breach of the same or other provision hereof.

7.6  Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

Employer:  Park Infusioncare, LP
16250 Dallas Parkway, Suite 100
Dallas, Texas 75248
Attn: David E. Bowe

Employee:  Scott R. Holtmyer
2455 Harrison
Beaumont, TX 77702

or to such other address and to the attention of such other person or officer as either party may designate by like written notice.

7.7  Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. In the event any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason and in any respect, and the basis of the bargain of this Agreement is not thereby destroyed, such invalidity, illegality, or unenforceability shall not affect the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

7.8  Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

7.9  Divisions and Headings. The divisions of this Agreement into articles and sections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

7.10  Entire Agreement/Amendment. This Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the subject matter. No party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that, in entering into and executing this Agreement, each is relying solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or oral, not expressly incorporated herein, are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple original counterparts, all as of the day and year first above written.

EMPLOYER:	PARK INFUSIONCARE, LP, a Texas Limited partnership
By: Dougherty's Operating GP, LLC
/s/ David E. Bowe
Name: David E. Bowe
Title: Chairman

EMPLOYEE:	/s/ Scott R. Holtmyer
SCOTT R. HOLTMYER